Exhibit 99.1

Contact:	John Moran, UTC	FOR IMMEDIATE RELEASE
	(860) 728-7062	www.utc.com

United Technologies to sell industrial products businesses

to The Carlyle Group and BC Partners

HARTFORD, Conn., July 25, 2012 – United Technologies Corp. (NYSE: UTX) today announced it has reached agreement to sell its Milton Roy Co., Sullair Corp. and Sundyne Corp. industrial products businesses to BC Partners and The Carlyle Group (NASDAQ: CG) for $3.46 billion. The transaction is subject to regulatory approval and customary closing conditions and is expected to close by year end.

As previously announced, proceeds from the sale will be used to repay a portion of the short-term debt incurred to finance the proposed acquisition of Goodrich Corporation.

“We are pleased to announce the sale of the Hamilton Sundstrand industrial businesses. This represents another significant step forward in our ongoing portfolio transformation,” said UTC Chairman & Chief Executive Officer Louis Chênevert. “While these are strong, profitable companies with solid customers and continued promising outlooks, they are not part of UTC’s core of aerospace and building systems. Between now and closing, we are committed to continuing to support operational excellence and to delivering on our commitments to customers.”

United Technologies Corp., based in Hartford, Connecticut, is a diversified company providing high technology products and services to the building and aerospace industries.

This release includes “forward looking statements” concerning a proposed transaction, its financial and business impact, management’s beliefs and objectives with respect thereto, and management’s current expectations for our future operating and financial performance, based on assumptions currently believed to be valid. Forward-looking statements can be identified by the use of words such as “believe,” “expect,”

“expectations,” “plans,” “strategy,” “prospects,” “estimate,” “project,” “target,” “anticipate,” “will,” “should,” “see,” “guidance,” “confident” and other words of similar meaning in connection with a discussion of future operating or financial performance. It is uncertain whether the events anticipated will transpire, or if they do occur what impact they will have on the results of operations and financial condition of UTC and of the combined companies. These forward looking statements involve significant risks and uncertainties that could cause actual results to differ materially from those anticipated, including but not limited to the ability of the parties to satisfy the conditions precedent and consummate the proposed transaction, the timing or consummation of the proposed transaction, the ability of the parties to secure regulatory approvals in a timely manner or on the terms desired or anticipated, and the ability to realize opportunities for growth and innovation. Other important economic, political, regulatory, legal, technological, competitive and other uncertainties are identified in the SEC filings submitted by UTC and Goodrich from time to time, including their respective Quarterly Reports on Form 10-Q, Annual Reports on Form 10-K, and Current Reports on Form 8-K. The forward looking statements included in this press release are made only as of the date hereof. UTC does not undertake any obligation to update the forward looking statements to reflect subsequent events or circumstances.

UTC-IR

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